FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, DC 20549

                             CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) October 21, 1996.


                      DCI Telecommunications, Inc.
                       --------------------------
        (Exact name of registrant as specified in its charter)


   Colorado                   2-96976-D               84-1155-41
  ----------------      ---------------------    --------------------
  (State or other          (Commission File          (IRS Employer
   jurisdiction of           Number)                   Identification
   incorporation)                                      Number)

                   P.O. Box 320334, Fairfield, CT 06432
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                 (Address of principal executive offices)

Registrant's telephone number, including area code:  (203) 259-7713
                                                 ------------------------

      ------------------------------------------------------------
     (Former name or former address, if changed since last report.)

Item 5.  Other Events

On November 5, the Company and P.L. Bettencourt and Associates (PLB) executed an agreement providing for the acquisition of PLB, a sales management and marketing firm, by the Company.

The acquisition will be accounted for as an asset purchase with DCI exchanging 6,787 shares of common stock based on the fair value of Bettencourt assets, estimated at $10,000. The agreement calls for additional shares and options to be issued based on PLB's contribution to earnings.

Item 5. Other Events

On October 21, 1996, the Company announced that it entered into a new incentive agreement with Franklin Telecommunications Corp. (FTEL), of Westlake Village, California. The agreement, which is financial in nature, replaces a prior agreement between FTEL and the Company and provides DCI the right to acquire an ownership interest in FNet based upon the amount of capital raised by DCI for FNet (a wholly owned subsidiary of FTEL) during the next 90 days. Under the terms of the new non-exclusive agreement, DCI will receive compensation of 10% of the cash raised in cash or 20% of the cash raised in FNet common stock for capital which DCI is able to generate for FNet. In conjunction with the new agreement, Joseph J. Murphy was offered a seat on the Board of Directors of FNet.

FTEL and DCI confirm that the Privilege Card and all other DCI products and concepts are the sole property of DCI. Also, as DCI's sole function for FTEL under the new agreement is to raise capital, all joint ventures or other agreements between the two companies have been canceled.

                               SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              DCI Telecommunications, Inc.

                                              Joseph J. Murphy
                                              ___________________________
                                              Joseph J.  Murphy
                                              President

                                              Date: November 13, 1996